Exhibit 11

             Arvin Industries, Inc.
  Computation of Earnings Per Share of Common Stock
  (Amounts in millions, except per share amounts)
                  Unaudited



                                                          Three Months Ended
                                                          ------------------
                                                         March 30,  March 31,
                                                           1997       1996
                                                         ---------  ---------
Primary Earnings Per Share

  Net income                                           $     13.0 $      5.9
                                                          =======    =======

  Average shares of common stock outstanding                 22.7       22.2
  Incremental common shares applicable to common
  stock options based on the common stock
  daily average market price during the period                0.1        0.1
                                                          -------    -------
  Average common shares, as adjusted                         22.8       22.3
                                                          =======    =======

  Earnings per average share of common stock
    (including common stock equivalents):              $     0.57 $     0.26



Fully Diluted Earnings Per Share: (1)


  Net income                                           $     13.0 $      5.9
  Add back 7.5% convertible subordinated
    debentures' after tax interest expense                    0.0        0.7
                                                          -------    -------
  Net income to common stock assuming full dilution    $     13.0 $      6.6
                                                          =======    =======

  Average shares of common stock outstanding                 22.7       22.2
  Incremental common shares applicable to common stock
    options based on the more dilutive ending or average
    market price of the common stock during the period        0.1        0.1
  Average common shares issuable assuming conversion
    of 7.5% convertible subordinated debentures               0.0        2.3
                                                          -------    -------
  Average common shares assuming full dilution               22.8       24.6
                                                          =======    =======

  Fully diluted earnings per average share assuming
    conversion of all applicable securities:           $     0.57 $     0.27

(1) Fully diluted earnings per share are shown for the first quarter of 1996 in accordance with Securities and Exchange
     Commission requirements, although not in accordance with A.P.B. 15 because they result in anti-dilution.

See notes to consolidated financial statements.